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                                                      Exhibit (11)
               PATRIOT TRANSPORTATION HOLDING, INC.
             COMPUTATION OF EARNINGS PER COMMON SHARE
                           (UNAUDITED)

                                         THREE MONTHS            SIX MONTHS
                                        ENDED MARCH 31,        ENDED MARCH 31,
                                       2000      1999        2000        1999

Net income                        $   499,000 2,045,000   1,049,000   3,108,000

Common shares:

Weighted average shares
 outstanding during the
 period - shares used for
 basic earnings per share           3,339,569  3,455,100   3,371,041   3,459,427

Shares issuable under stock
 options which are poten-
 tially dilutive                       21,858     28,302      21,468      27,085
Shares used for diluted earnings
 per share                          3,361,427  3,483,402   3,392,509   3,486,512


Basic earnings per
 common share                            $.15        .59         .31         .90

Diluted earnings
 per common share                        $.15        .59         .31         .89

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